                                                                     EXHIBIT 2.1
                              PURCHASE AGREEMENT
                              ------------------

     PURCHASE AGREEMENT (the "Agreement") dated October 30, 1996 by and among GERMAIN'S, INC., a Delaware corporation, ("Germain's") and W-L RESEARCH, INC., a California corporation, ("W-L"), (sometimes collectively referred to herein as the "Sellers"), GERMAIN'S SEEDS, INC., a wholly-owned Nevada subsidiary of AGRIBIOTECH, INC., W-L RESEARCH, INC., a wholly-owned Nevada subsidiary of AGRIBIOTECH, INC. and AGRIBIOTECH, INC., a Nevada corporation (collectively, the "Buyer"), and BERISFORD HOLDINGS, INC., a Delaware corporation ("Berisford"), the parent corporation of the Sellers, and FLINTROCK, INC. ("Flintrock"), a Delaware corporation and a wholly-owned subsidiary of Germain's.

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, Berisford is the direct or indirect owner of all of the outstanding equity interests in Germain's, W-L and Flintrock which have heretofore conducted their respective business operations as wholly-owned corporate subsidiaries of Berisford; and

     WHEREAS, the combined business operations of the Sellers (including Flintrock's ownership interest in SeedBiotics L.L.C.), as described herein, is known as the "Berisford AgriBusiness Group"; and

     WHEREAS, Berisford is an indirect wholly-owned corporate subsidiary of Berisford, PLC, of London, England; and

     WHEREAS, Berisford heretofore acquired its equity interests in the Sellers which comprise the Berisford AgriBusiness Group in 1987 and 1988; and

     WHEREAS, Germain's is a regional seed company engaged in the development and/or selection, production and/or acquisition, marketing and distribution of hybrid corn, turf seed, alfalfa, clovers, silage inoculants, pasture grass and cover crops in the United States and Mexico. Germain's is also a franchised distributor of W-L's products in the same geographical area. Germain's, founded in 1871 in California, focuses on the sale of alfalfa seed, hybrid seed corn, turf seed and other seed and non-seed products to dealers, distributors and large growers under the "Germain's" and "El Camino" brand names. In addition,
                         ---------       ---------
Germain's maintains a hybrid seed corn breeding, testing and selection program designed to provide its customers with improved silage and grain corn hybrids specific to the western United States and Mexico. Germain's also manages a program involved in advanced line selection and evaluation of certain cereal varieties for use by its customers in the western United States; and

     WHEREAS, W-L is a proprietary alfalfa seed breeding, production and marketing company that was founded in California in 1958. W-L sells or licenses proprietary varieties of dormant, semi-dormant and non-dormant alfalfa, on a worldwide basis, through franchised distributors and private label customers. Germain's is W-L's largest franchised distributor. W-L and Germain's share administrative headquarters in Fresno, California. Research and customer service headquarters for W-L are located in Evansville, Wisconsin. W-L also maintains four alfalfa breeding and testing stations in the United States with facilities located in Wisconsin, California, Washington and Pennsylvania. W-L is one of the world's leading developers of proprietary alfalfa varieties. W-L's primary research objective is to develop high yielding, high quality, multiple pest resistant alfalfa varieties that meet the needs of its customers located throughout the world; and

     WHEREAS, Flintrock is a wholly-owned subsidiary of Germain's and owns a 50% equity interest in SeedBiotics L.L.C. ("SeedBiotics"), a seed coating joint venture with Research Seeds, Inc. of St. Joseph, Missouri (the "LLC Interest"). SeedBiotics, is headquartered in Caldwell, Idaho; and

     WHEREAS, most of the Berisford AgriBusiness Group's seed products are produced under contract with professional seed growers located in the western and midwestern United States, with certain products, such as turf and forages, purchased directly from seed suppliers and shipped to Fresno, California for blending, if necessary, warehousing and distribution to customers; and

     WHEREAS, Berisford has decided to divest itself of the business operations of the Berisford AgriBusiness Group; and

     WHEREAS, the Buyer and an authorized representative of the Berisford AgriBusiness Group, with the authority of Berisford, entered into a Letter of Intent dated May 21, 1996 (the "Letter of Intent") relating to sale by the Sellers to Buyer of certain specified assets comprising the Berisford AgriBusiness Group (sometimes referred to herein as the "Business"); and

     WHEREAS, Berisford has agreed to join with the Sellers in their respective obligations, warranties and representations under this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, representations, warranties and mutual covenants set forth in this Agreement, the parties hereby agree as follows:

     Section 1.  Sale and Purchase of Assets.
                 ---------------------------

          A.   Assets.  Upon the terms and subject to the conditions set forth
               ------
in this Agreement, effective as of the commencement of business on September 1, 1996 (the "Effective Date"), on the Closing Date (as hereinafter defined) Germain's and W-L shall sell, assign, transfer and deliver to the Buyer, and the Buyer shall purchase, acquire, accept and take possession of all of the Sellers' right, title and interest in and to the following assets of the Sellers, and Flintrock shall sell, assign, transfer and deliver to the Buyer and the Buyer shall purchase, acquire, accept and take possession of all of Flintrock's right, title and interest in and to the LLC Interest and any receivables due from SeedBiotics to Flintrock (all of which are sometimes collectively referred to as the "Assets," and shall mean solely those assets described hereinbelow (and in the Schedules attached to this Agreement), as shall be owned by the Sellers as of the Effective Date, as adjusted for deletions and additions thereto occurring in the ordinary course of business, or as otherwise contemplated by this Agreement or the schedules attached hereto, during the period between the Effective Date and the Closing Date):

               (a) All of Sellers' inventory (the "Inventory") as shall be owned by Germain's and W-L, except as set forth on Schedule 4(g) attached hereto, including, but not limited to, the inventory shown on Schedule 1(a).

               (b) Certain of Sellers' real property, as shall be owned by Germain's and W-L, solely as more fully described in Schedule 1(b) attached hereto and all right, title and interest in and to the same, including any lease or purchase rights thereto.

               (c) The buildings and improvements located on the real property described in Schedule 1(b).

               (d) All of Sellers' equipment and machinery not included in Schedules 1(g-1) and 1(g-2), as shall be owned by Germain's and W-L, respectively, including, without limitation, the assets described in Schedule 1(d) attached hereto.

               (e) All of Sellers' office furniture, fixtures, facilities and supplies, except as set forth in Schedule 4(g), as shall be owned by Germain's and W-L, and described in Schedules 1(e-1) and 1(e-2) attached hereto.

               (f) All of Sellers' automobiles, trucks, and all other vehicles, as shall be owned by Germain's and W-L, respectively, including, without limitation, the assets described in Schedules 1(f-1) and 1(f-2) attached hereto.

               (g) All of Sellers' farm equipment, miscellaneous equipment and hand tools, as shall be owned by Germain's and W-L, respectively, including, without limitation, the assets described in Schedules 1(g-1) and 1(g-2) attached hereto.

               (h) Certain of Sellers' pre-paid and other assets, as shall be owned by Germain's and W-L, as more fully described in Schedule 1(h) attached hereto.

               (i) All of Sellers' trade names and trademarks, and Plant Variety Protection Certificates, and all related registrations and goodwill as shall be owned by Germain's and W-L, respectively, including, without limitation, the assets described in Schedules 1(i-1) and 1(i-2) attached hereto, but subject to Sellers' rights under the Contract Regarding Service Agreement set forth as
Exhibit 1A(i) attached hereto (the "Service Agreement").

               (j) [Intentionally left blank.]

               (k) All of Sellers' customer lists, germplasm, breeders seed and breeding records, as shall be owned by Germain's and W-L, respectively, including, without limitation, the assets described in Schedules 1(k-1) and 1(k-
2) attached hereto.

               (l) The goodwill of the Berisford AgriBusiness Group as a going concern.

               (m) All of Sellers' right, title and interest in and to each lease, license, contract, warranty, agreement, purchase or sales order (including releases of quantities pursuant thereto), indenture or commitment, written or oral, to which any Seller is a party on the Closing Date or by which any of the Assets are then bound, including, without limitation, the agreements described in Schedule 7(e) hereto (the "Assumed Agreements"); and

               (n) All of Sellers' accounts receivable as shall be owned by Germain's and W-L, as more fully described in Schedule 1(n) attached hereto, except pursuant to Excluded Assets (as defined below).

               (o)  The LLC Interest.

          B.   Fixed and Intangible Assets.  The assets described in subsections
               ---------------------------
(a) through (g), (m) and (n) above are sometimes referred to herein as the "Fixed Assets." The assets described in subsections (h) through (l) are sometimes referred to herein as the "Intangible Assets."

          C.   No Liens.   The Assets shall be conveyed free and clear of all
               --------
liabilities, obligations, liens, security interests and encumbrances of any character whatsoever, excepting only those liabilities and obligations, if any, which are expressly to be assumed by the Buyer hereunder, including, but not limited to the Assumed Agreements and the accounts payable of Germain's and W-L, as more fully described in Section 5(a). Except for the Assumed Liabilities (as defined in Section 5(a)) the Buyer shall not assume, accept or undertake any and all obligations, commitments, duties, debts or liabilities of any kind or nature whatsoever, whether or not relating to the Business, whether known or unknown, absolute, accrued, contingent or otherwise, or whether due or to become due, arising out of events, transactions or facts occurring on or prior to the Closing Date.

     Section 2. Purchase Price and Adjustments.
                ------------------------------

          A. Purchase Price.  In full consideration for the Sellers' sale,
             --------------
transfer, conveyance, assignment and delivery of their respective Assets to Buyer, and in reliance upon the representations and warranties made herein by each of the Sellers and Berisford and for the other consideration set forth herein, the Buyer hereby agrees to pay on the Closing Date to the Sellers or their respective designee(s) the purchase price determined as of the Effective Date of $17,284,576 (the "Purchase Price") payable in the form of (a) a cash payment of $16,198,858 (the "Cash Payment") and (b) the assumption of the Assumed Liabilities described in Section 5 of this Agreement in an agreed upon amount of

$1,085,718, as of the Effective Date.

          B. Non-Competition Agreements.  In addition to the Purchase Price, at
             --------------------------
the Closing, the Sellers and Berisford hereby agree to enter into three (3) year non-competition agreements with the Buyer in the form annexed hereto as Exhibit 2(B).

          C. Post-Closing Adjustments. Within thirty (30) days of the Closing
             ------------------------
Date, there shall be a post-Closing adjustment that will be mutually calculated and agreed to by the parties hereto representing the net of (i) the cash received by Sellers on Buyers' behalf subsequent to Effective Date and (ii) the cash paid out by Sellers on Buyers' behalf subsequent to the Effective Date. On the Closing Date, the Buyers will pay to the Sellers $769,192 representing such activity from the Effective Date through September 20, 1996, in addition to the Cash Payment in Section 2A. To the extent that the net cash paid out by Sellers on Buyers' behalf and the cash received by the Sellers on Buyers' behalf since the Effective Date (i) exceeds the $769,192, an additional payment for the difference will be made by the Buyers to Sellers, or (ii) is less than the $796,192, a payment of the difference will be made by Sellers to Buyers. In either case, payment will be made within ten (10) days after agreement is reached, with immediately available funds.

          D. Allocation of Purchase Price. The Sellers, Berisford and Buyers
             ----------------------------
agree that the Purchase Price shall be allocated as set forth in Exhibit 2(D), annexed hereto.

          E. Payment of Sales, Transfer and Use Taxes. The Sellers shall pay any
             ----------------------------------------
and all state and/or county sales, transfer and/or use taxes resulting from the sale of the Assets to Buyer pursuant to the terms of this Agreement. Buyers represent and warrant that they are buying the Inventory for resale and that they will furnish to Sellers in a timely manner appropriate certificates of assurance to that effect, which will obviate all sales and use taxes on the sale of Inventory by Sellers to Buyers hereunder.

          F. Payment of Hart Scott Rodino Fees.  The Buyer shall pay any
             ---------------------------------
filing fees incurred by the parties in complying with the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

     Section 3.  [Intentionally Left Blank.]

     Section 4.  Excluded Assets.  In addition to the assets excluded from the
                 ---------------
definition of Assets in Section 1 hereof and notwithstanding anything to the contrary contained in Section 1 hereof, Sellers are not selling and Buyer is not purchasing any of the following, all of which shall be retained by Sellers (collectively, the "Excluded Assets"):

     (a)  any cash of Sellers;

     (b) any prepaid items of Sellers listed on Schedule 4(g) attached hereto;

     (c) Sellers' minute books, tax returns and other corporate documents and employment records; provided, however, that the Sellers' employment records shall be delivered to Buyer with respect to individual employees upon the delivery of executed consents of the affected employees;

     (d) Sellers' rights under any insurance policies of the Sellers; provided however, that any insurance proceeds received by Sellers relating to the Assets or Assumed Liabilities shall be promptly remitted to Buyers;

     (e) all books, records, correspondence and other information which relate to the assets of Sellers to be retained by them pursuant to the terms of this Agreement;

     (f) any real property, buildings and improvements of Sellers that are not described in Sections 1(b) and 1(c); and

     (g) any of the assets listed in Schedule 4(g) attached hereto.

     (h) Sellers' IBM AS400 computer system, including hardware and software (the "Computer System"), is not being sold to Buyer and constitutes part of the Excluded Assets, but Buyer will have custody of and may use the Computer System for up to six months following the Closing Date. Buyer may either purchase the Computer System from Sellers for a cash payment of $20,909 or will deliver the Computer System to Sellers, at Sellers' cost and expense utilizing IBM or other qualified computer personnel to oversee the packing and shipment, at a place designated by Sellers at the end of such period. Until the Computer System has been purchased by Buyer or delivered to Sellers as aforesaid, the risk of loss and responsibility for ongoing monthly charges for software/hardware licenses, repair and maintenance of the Computer System will be shared equally by (i) the Buyer and (ii) the Sellers and Berisford.

     (i) Attached hereto as part of Schedule 4(g) is a list of Non-Standard Inventory of Sellers as of the Effective Date (the "Non-Standard Inventory"). One-half of each line item of Non-Standard Inventory owned by Sellers as of the Closing Date is not being sold to Buyer and constitutes part of the Excluded Assets (the "Retained Inventory"). Sellers will sell all of the Retained Inventory as VNS (i.e., "Variety Not Stated") product as Sellers see fit, but Buyers shall have a right of first refusal to purchase the Retained Inventory which right of first refusal will terminate one (1) business day following receipt of notice of a proposed sale of Retained Inventory by Sellers, which notice shall include the quantity of Retained Inventory being sold and the price and terms of delivery offered for such Retained Inventory. The right of first refusal may be exercised by the Buyers by delivery of a written notice of exercise on the same terms and conditions for said Retained Inventory prior to the expiration of such one (1) business day period. In the event that Buyer declines to exercise its right to purchase all of the Retained Inventory described in the notice of proposed sale or fails to deliver a notice of its intention to exercise its right of first refusal along with payment for such Retained Inventory within one (1) business day of receipt of such notice of proposed sale, Sellers shall be entitled to make the sale of Retained Inventory as originally proposed.

     Section 5.  Assumption of Executory and Other Liabilities
                 ---------------------------------------------

     (a) At the Closing, Buyers jointly and severally shall assume and thereafter pay when due and discharge, defend, indemnify and hold Sellers harmless (solely in accordance with Section 9 of this Agreement) with respect to
(i) the executory liabilities and executory obligations of Sellers under each Assumed Agreement commencing on the Effective Date and assigned by Buyer pursuant to Section 1(m); and (ii) Sellers' accounts payable and the other liabilities or obligations of Sellers described in Schedule 5(a) in the aggregate amount as of the Effective date of $1,085,718 (collectively, the "Assumed Liabilities").

     (b) The Assets shall be conveyed to Buyers at the Closing free and clear of all liabilities, obligations, liens, security interests and encumbrances of any character whatsoever, excepting only the Assumed Liabilities, statutory liens and W-L's security interest pursuant to the Service Agreement or any security or pledge agreement contemplated thereby.

     (c) Except for the Assumed Liabilities in this Section 5, the Buyer shall not assume, accept or undertake any obligations, commitments, duties, debts or liabilities of any kind or nature whatsoever, whether or not relating to the Business, whether known or unknown, absolute, accrued, contingent or otherwise, or whether due or to become due, arising out of events or transactions occurring prior to the Closing Date (collectively, "the Obligations").

     Section 6.  Closing.  The closing of the sale and purchase of the Assets
                 -------
and assumption of the Assumed Liabilities provided for in Sections 1 and 5, respectively, of this Agreement shall take place at the offices of counsel to the Buyer, Snow Becker Krauss P.C., on the date of this Agreement, or at such later time and place as the parties may agree. The day on which the closing occurs is referred to in this Agreement as the "Closing Date."

     Section 7.  Representations and Warranties of the Sellers, Flintrock and
                 ------------------------------------------------------------
Berisford.  The Sellers, Flintrock and Berisford each warrant and represent to
---------
the Buyer as follows:

     (a) Title.  Except for the Assumed Liabilities and as set forth in Schedule
         -----
7(a) of this Agreement, each of the Sellers owns, and on the Closing Date shall have, good, valid and marketable title to the Assets and full right to transfer title to the Assets free and clear of all liens, mortgages, charges, liabilities, claims, security interests or encumbrances of every type whatsoever. The sale, conveyance, transfer and delivery of the Assets by Sellers and Flintrock to the Buyer pursuant to this Agreement will transfer full legal and equitable right, title and interest in the Assets to the Buyer, free and clear of all liens, mortgages, charges, claims, liabilities, security interests and encumbrances of any nature whatsoever, except the Assumed Liabilities or as created by Buyer.

     (b) Capacity; Organization; Standing.  Each of the Sellers, Flintrock and
         --------------------------------
Berisford has full legal right, power and authority to enter into and consummate the transactions contemplated by this Agreement and all other written agreements to be entered into in connection with the transactions contemplated hereby (the "Other Agreements"). This Agreement has been, and each of the Other Agreements executed by the Sellers, Flintrock, Berisford and other parties hereto will, on the Closing Date, be duly authorized, executed and delivered by each of them. This Agreement constitutes, and each of the Other Agreements executed by the Sellers, Flintrock, Berisford and other parties hereto will, constitute, the legal, valid and binding obligations of each of them enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally or by general equitable principles (including any limitations on the enforceability of any covenants not to compete). Each of the Sellers, Flintrock and Berisford is duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each of the Sellers, Flintrock and Berisford has full corporate power and authority to conduct its respective business as now being conducted and, except as disclosed in Schedule 7(b) of this Agreement, is duly qualified to do business in each jurisdiction where the nature of the property owned or leased, or the nature of the business conducted by the Sellers, Flintrock and Berisford requires such qualification, except where the failure to so qualify would not have a material adverse effect on the Assets or the Business taken as a whole. Except as disclosed in Schedule 7(b) of this Agreement, the Sellers, Flintrock and Berisford have all necessary licenses and authority to operate their respective businesses as now being conducted, except where the failure to obtain such licenses and authority would not have a material adverse effect on the Sellers or the Business taken as a whole.

     (c) Legal Proceedings.  Except as set forth in Schedule 7(c) of this
         -----------------
Agreement, neither the Sellers, Flintrock nor Berisford is a party to any pending or, to the best knowledge of Sellers, Flintrock and Berisford, threatened litigation, arbitration or administrative proceeding with respect to or relating to the Assets or the Business that would or could reasonably be expected to have a material adverse effect on the Assets, or the right or ability of the Sellers, Flintrock or Berisford to carry on the Business as currently conducted.

     (d) Trade Names, Trademarks, Patents, etc.  With respect to the Business,
         -------------------------------------
the Sellers and Flintrock own, use and have valid right, title and interest in the trade names, trademarks, patents and Plant Variety Protection Certificates set forth on Schedule 7(d) attached hereto. Except as disclosed in Schedule 7(d) to this Agreement or as provided in the Assumed Agreements, the Sellers have not granted, and will not grant prior to the Closing Date, licenses or other rights to use such trade names, trademarks, patents and Plant Variety Protection Certificates. Except as disclosed in the Schedules annexed to this Agreement, no other trade names, trademarks, patents or Plant Variety Protection Certificates are owned or used by the Sellers in relation to the Business. To the Sellers', Flintrock's and Berisford's best knowledge and belief (i) the operation of the Business does not infringe on the trade names, trademarks, patents and Plant Variety Protection Certificates or any other intellectual property rights of any third party, and (ii) no claim has been made that there is any such infringement. To the Sellers', Flintrock's and Berisford's best knowledge and belief, no trade name, trademarks, Plant Variety Protection Certificates or patents of any person infringes the trade names, trademarks, patents or Plant Variety Protection Certificates of Sellers which relate to the Business.

     (e) Description of Material Contracts.  Schedule 7(e) contains a complete
         ---------------------------------
and correct list as of the date hereof of all material agreements, contracts and commitments, obligations and understandings (the "Material Agreements") which may include those set forth in any other Schedule required to be delivered hereunder, of any type, whether written or oral, which relate to the Business and to which the Sellers are a party or by which they or any of their Assets are bound, as of the date hereof. The Material Agreements constitute all of the material contracts, leases and other agreements related to the operation of the Business.

     All of the Material Agreements constitute valid and legally binding obligations of the Sellers enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally or by general equitable principles, and are in full force and effect. Except as otherwise specified in Schedule 7(e), attached hereto, the Material Agreements are validly assignable to the Buyer without the consent of any party so that, after the assignment thereof to the Buyer pursuant hereto, the Buyer will be entitled to the full benefits thereof. There is no existing default, or event which, after notice or lapse of time, or both, would constitute a material default or result in a right to accelerate or loss of rights under any Material Agreement. The Sellers have not received any notice of termination of any Material Agreement. True and complete copies of all of the Material Agreements have been delivered to the Buyer.

     To the extent that the consent of any third party to the assignment of a Material Agreement has not been obtained by the Closing Date and if Buyer shall nevertheless elect to consummate the transactions contemplated by this Agreement, this Agreement shall not constitute an agreement to assign the same if an attempted assignment without that consent would constitute a breach thereof; it being understood by the parties that the election of Buyer to consummate the transactions contemplated by this Agreement without a particular consent(s) shall not relieve the respective Seller of the obligation to reasonably cooperate with Buyer in obtaining such consent(s).

     (f) Default; Violations or Restrictions.  Neither of the Sellers, Flintrock
         -----------------------------------
nor Berisford is in material default under, nor has any event occurred which, with the lapse of time or action by a third party, could result in a default by any Seller, Flintrock or Berisford, as the case may be, under any Material Agreement. Except as set forth in Schedule 7(f), neither the execution and delivery of this Agreement or the Other Agreements nor the consummation of the transactions contemplated hereby or thereby will (i) constitute or result in a breach of, or a default under, or give rise to any right to terminate, cancel or modify, any Material Agreement, (ii) constitute or result in a violation by a Seller of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award to which such Seller is subject, or (iii) result in the creation or imposition of any lien, claim, restriction, charge or encumbrance upon the Assets or the Business.

     (g) Court Orders and Decrees.  Except as set forth on Schedule 7(g), the
         ------------------------
officers of the Sellers, Flintrock and Berisford have not received written or oral notice that there is outstanding, pending, or threatened any order, writ, injunction or decree of any court, governmental agency or arbitration tribunal against or adversely affecting the Assets or the Business.

     (h) Consents, Approvals and Authorizations.  The Sellers, Flintrock and
         --------------------------------------
Berisford have obtained all necessary consents, approvals or authorizations in connection with the transactions contemplated hereby, which are required by law or otherwise in order to make this Agreement binding upon the Sellers, Flintrock and Berisford.

     (i) Governmental Licenses.  Schedule 7(i) attached hereto contains a
         ---------------------
correct and complete list of all governmental and administrative consents, permits, appointments, approvals, licenses, certificates and franchises which are required in connection with the Sellers', Flintrock's or Berisford's execution, delivery or performance of this Agreement, all of which have been obtained and are in full force and effect. Neither the Sellers, Flintrock nor Berisford has received any notice of any material violation with respect to any such consents, permits, licenses or other regulatory orders and which remain unabated.

     (j)  Hazardous Material and Nuisance.  Except as disclosed on Schedule 7(j)
          -------------------------------
attached hereto, there are no claims existing or, to the best knowledge of the Sellers, Flintrock and Berisford, threatened against the Sellers relating to either the Business or the Assets relating to Hazardous Materials, and no aboveground or underground storage tanks have existed at any of the facilities of the Sellers which comprise the Business during their term of ownership by Berisford, for, with respect to, or as direct or indirect result of, the presence on or under, or the escape, seepage, leakage, spillage, discharge, or emission discharging, from the real property of the Sellers of any "Hazardous Material," including, without limitation, any losses, liabilities, damages, injuries, costs, expenses, reasonable fees of counsel or claims asserted or arising under the Comprehensive Environmental Response, Compensation and Liabilities Act ("CERCLA"), any so-called "Super Fund" or "Super Lien" law or any other applicable federal, state or local statute, law, ordinance, code, rule, regulation, order or decree now in effect, regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Material. Except as set forth on Schedule 7(j), the Sellers are in material compliance with all Laws and Environmental Laws now applicable to the Assets and the operations of the Business as presently conducted.

     (k) Employee Benefit Plans.  Except as disclosed on Schedule 7(k) attached
         ----------------------
hereto, there are no "Employee Benefit Plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), or any other profit sharing, deferred compensation, bonus, stock option, stock purchase, pension or other compensation plan (excluding salaries, wages and other customary employee benefits such as vacation and sick leave), or any other plan or arrangement to benefit employees maintained or contributed to by the Sellers or any person, firm or corporation (an "Affiliate") under "common control" (within the meaning of Section 401(b) of ERISA) with the Sellers and in which any of the employees of the Sellers or any Affiliate participates or is eligible to participate. Except as disclosed in Schedule 7(k), no funding deficiency exists or has existed with respect to any Employee Benefit Plan covering any present or former employee of the Sellers or any Affiliate which may cause or result in a lien upon any of the Assets.

     (l) Absence of Certain Business Practices.  Neither the Sellers nor
         -------------------------------------
Berisford, nor to their best knowledge and belief has any of their respective officers, employees or agents or other persons acting on their respective behalf, directly or indirectly, within the past three (3) years given or agreed to give to, or received any gift or similar benefit from, any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the Business (or assist the Sellers in connection with any actual or proposed transaction) which might reasonably be expected to subject the Sellers to any damage or penalty in any civil, criminal or governmental litigation or proceeding.

     (m) Brokers.  The Sellers have not entered into and will not enter into any
         -------
agreement, arrangement or understanding with any person or firm including, but not limited to, AgriCapital Corporation, which will result in an obligation of the Buyer to pay any finder's fee, brokerage commission, or similar payment in connection with the transactions contemplated by this Agreement. Any brokerage commission owing to the Kent Group or AgriCapital Corporation in connection with the transactions contemplated by this Agreement, if any, shall be paid by the respective party in accordance with that party's agreement with the Kent Group or AgriCapital Corporation.

     (n) Financial Statements.  Each of the Sellers and Flintrock has delivered
         --------------------
to the Buyer during the process of the Buyer's due diligence investigation copies of all financial statements requested by the Buyer (hereinafter collectively called the "Financial Statements") and which are attached hereto as
Exhibit 7(n). The unaudited Financial Statements were prepared by or on behalf of corporate executives of the Sellers in the ordinary course of business for periods through and including the month ended August 31, 1996 and are complete and correct in all material respects and, except as disclosed on Schedule 7(n), fairly present the financial condition of the Business as at their respective dates and the results of the Business' operations for the periods covered thereby, and are true and correct statements of the financial condition of the Business at such dates.

     (o) Absence of Undisclosed Liabilities and Conditions.  Except as set forth
         -------------------------------------------------
on Schedule 7(o) to this Agreement or as reflected or reserved against in the Financial Statements, the Sellers have no outstanding claims, liabilities, indebtedness, absolute, accrued, contingent or otherwise (including, without limitation, any foreign or domestic tax liabilities or deferred tax liabilities) other than (i) liabilities incurred subsequent to the Effective Date in the ordinary course of the Business, (ii) liabilities which do not, individually or in the aggregate, have a material adverse effect on the financial condition or Sellers' operation of the Business, taken as a whole, or (iii) liabilities, if any, arising under this Agreement.

     (p) Compliance With Laws.  Except as disclosed on Schedule 7(p), the
         --------------------
operations and activities of the Business concerning the Assets have previously and continue to comply in all material respects with all applicable and material Federal, state and local laws, statutes, codes, ordinances, rules, regulations, permits, judgments, orders, writs, awards, decrees or injunctions (collectively, the "Laws"), as in effect on or before the date of this Agreement, including, without limitation, all Laws relating to seed labeling and all rules and regulations of the Occupational Safety and Health Administration. Neither the ownership nor use of the Assets nor the conduct of the Business as presently conducted violates, or with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under, any Laws, any terms or provisions of the Sellers' Certificates of Incorporation or By-laws as presently in effect, or any Material Agreements. Neither the Sellers, Flintrock nor Berisford have received any notices of communication from any third party asserting a failure to comply with any Laws, nor have the Sellers, Flintrock or Berisford received any notice that any authority or third party intends to seek enforcement against the Sellers, Flintrock or Berisford to compel compliance with any such Laws.

     (q) Taxes.  As of the Effective Date and Closing Date all taxes, including,
         -----
without limitation, income, property, sales, use, franchise, added value, employees' income withholding and social security taxes, imposed by any governmental entity whatsoever, which are due or payable by the Sellers in connection with the Business, and all interest and penalties thereon, have been paid in full, all tax returns required to be filed in connection therewith have been timely filed and all deposits required by law to be made by the Sellers with respect to employee's withholding taxes have been duly made. The Sellers have not been delinquent in the payment of any tax, assessment or governmental charge or deposit and, to their best knowledge, has no tax deficiency or claim outstanding, proposed or assessed against them. Except for amounts accrued, but not payable as of the Effective Date, (i) neither the Sellers, Flintrock nor Berisford are liable for the payment of any taxes relating to the Assets or the operation of the Business, and (ii) the Buyer shall have no liability for any taxes related to the ownership or operation of the Assets or the Business prior to the Effective Date. Neither the Sellers, Flintrock nor Berisford know of any tax deficiency or claim outstanding, proposed, or assessed against it with respect to any taxes, including, without limitation, income, property, sales, use, franchise, valued-added, employees' income withholding, and social security taxes imposed by the United States or by an foreign country or by any state, municipality, subdivision, or instrumentality of the United States or of any foreign country, or by any other taxing authority that could have a material effect on the Buyer, the Assets or the Business, or result in the imposition of a tax lien upon any of the Assets.

     (r) Absence of Changes or Events.  Except as set forth in Schedule 7(r)
         ----------------------------
attached hereto, since the Effective Date there has been no material adverse change in the Business or the Assets and other than in the ordinary course of the Business, the Sellers have not:

               [i]    Incurred any obligation or liability, other than current
     liabilities for trade or business obligations consistent with its prior practice;

               [ii]   Mortgaged, pledged or subjected to lien, charge, security
     interest or any other encumbrance or restriction on, any of the Assets;

               [iii] Except for the sale of Inventory, sold, transferred, leased to others or otherwise disposed of any of the Assets;

               [iv]   Received any notice of termination of any Material
     Agreement or suffered any damage, destruction or loss which has had or, with the passage of time, could reasonably be expected to have a material adverse effect on either the Assets or the Business;

               [v]    Made any change in its pricing, advertising or personnel
     practices inconsistent with its prior practice;

               [vi]   Suffered any change, event or condition which, has had or
     may reasonably be expected to have a material adverse effect on the Assets, the Business or the operations or prospects thereof;

               [vii] Entered into any transaction, contract or commitment which had a material adverse effect on the Assets or the Business; or

               [viii] Instituted, settled or agreed to settle any litigation, action or proceeding before any court or governmental body relating to the Sellers, the Assets or the Business.

     (s) Inventories.  All Inventory consists of items purchased in the ordinary
         -----------
course of the Business. All Inventory has been fully paid for or accrued by each of the Sellers.

     (t) Labor Relations.  Except as set forth on Schedule 7(t) attached hereto,
         ---------------
the Sellers in connection with the Business are not (i) parties to any collective bargaining agreement relating to any of the employees and have not recognized and are not required to recognize and have not received a demand for recognition by any collective bargaining representative, (ii) parties to any contract with and have had no liability to, any of their employees, agents, consultants, officers, sales representatives, distributors or dealers that are not cancelable by the Sellers without penalty on not more than thirty (30) days' notice, (iii) subject to any strike or work stoppage in effect or threatened against the Business nor has any strike or work stoppage been organized by any order, writ, injunction or decree of any court or federal, state, municipal or other governmental agency or instrumentality.

     (u) Customer Lists.  Buyer has been provided with a complete and accurate
         --------------
list of all active customers of the Sellers as of the date hereof.

     (v) Ownership of LLC Interest.  Flintrock is the owner, beneficial and of
         -------------------------
record, of the LLC Interest, which constitutes fifty percent (50%) of the total membership interests of SeedBiotics. The LLC Interest has not been pledged, mortgaged or otherwise encumbered in any way and there is no lien, mortgage, charge, claim, liability, security interest or encumbrance of any nature against the LLC Interest. There are no options, warrants, rights of subscription or conversion, calls, commitments, agreements, arrangements, understandings, plans, contracts, proxies, voting trusts, voting agreements or instruments of any kind or character, oral or written, to which Flintrock is a party, or by which Flintrock is bound, relating to the issuance, voting or sale of the LLC Interest or any authorized but unissued membership interests of SeedBiotics or of any securities representing the right to purchase or otherwise receive any such membership interests. Flintrock has, and at Closing shall have, good and marketable title to the LLC Interest and full right to transfer title to the LLC Interest free and clear of all liens, mortgages, charges, liabilities, claims, security interests or encumbrances of every type whatsoever. The sale, conveyance, transfer and delivery of the LLC Interest by Flintrock to the Buyer pursuant to this Agreement will transfer full legal and equitable right, title and interest in the LLC Interest to the Buyer, free and clear of all liens, mortgages, charges, claims, liabilities, security interests and encumbrances of any nature whatsoever other than those created by Buyer.

     (w) FIRPTA.  With respect to the parcels of real estate set forth on
         ------
Schedule 1(b) that are to be conveyed to Buyer, the Seller of each parcel of real estate is not a "foreign person", as that term is defined for purposes of the Foreign Investment in Real Property Tax Act, Internal Revenue Code Section 1445, as amended, and the regulations promulgated thereunder (collectively "FIRPTA").

     (x) Schedules.  For purposes of this Agreement, any disclosure contained in
         ---------
any Schedule to this Agreement shall be deemed to be included in each of the other Schedules to this Agreement.

     (y) Accuracy.  Subject to the qualifications and exceptions set forth in
         --------
this Agreement and the schedules attached hereto, no representation, warranty, covenant or statement by either the Sellers or Berisford in this Agreement or the Schedules attached hereto, contains any untrue statement of a material fact, or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein in light of the circumstances under which they were made, not false or materially misleading.

     (z) Interpretation. For purposes of this Agreement, when a representation
         --------------
or warranty is made to the "best knowledge" (or any similar qualification) of Sellers, Flintrock or Berisford such reference shall refer to actual knowledge or matters that should have reasonably been known by the management of the Sellers, Flintrock or Berisford.

     Section 8.  Representations and Warranties of the Buyer.  The Buyers
                 -------------------------------------------
jointly and severally warrant and represent to the Sellers, Flintrock and Berisford as follows:

     (a) Capacity.  The Buyer has full legal right, power and authority to enter
         --------
into and consummate the transactions contemplated by this Agreement and the other documents required to be executed by the Buyer in connection herewith and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement will not, constitute a breach of any term or provision of the certificate of incorporation or by-laws of the Buyer or constitute a default under any material law, rule, regulation, order or ruling, indenture, instrument, mortgage, deed of trust, or other agreement or instrument to which the Buyer is a party or by which they are bound.

     (b) Organization.  Each Buyer is a corporation duly organized, validly
         ------------
existing and in good standing under the laws of the State of Nevada, and has the full corporate power and authority to carry on its business as now conducted and to own, lease or operate the properties and assets now used by it in connection therewith. The Buyer is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties make such qualification necessary.

     (c) Consents and Approvals.  No governmental license, permit or
         ----------------------
authorization, and no registration or filing with any court, governmental authority or regulatory agency, is required in connection with the Buyer's execution, delivery or performance of this Agreement. The Buyer shall execute, deliver and perform its obligations under this Agreement and no consent or other approval or any other party is required to be obtained by the Buyer in connection with the transactions contemplated hereby.

     (d) Legal Proceedings.  The Buyer is not a party to or affected by any
         -----------------
pending litigation, arbitration or any governmental proceeding or, to the best knowledge of the Buyer, threatened that would in any manner affect its entering into this Agreement or performing the transactions contemplated hereby or that might result in any material adverse change in the financial condition, business or properties of the Buyer.

     (e) Misrepresentations and Omissions. No representation, warranty, covenant
         --------------------------------
or statement by the Buyer in this Agreement, any Exhibit attached hereto, the Schedules attached hereto and the certificates or other documents furnished or to be furnished to the Sellers pursuant hereto (including the Schedules, if any, provided for in this Section 8 and Exhibits thereto), contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein in light of the circumstances under which they were made, not false or materially misleading.

     (f) Binding Obligation.  This Agreement, and any other agreement required
         ------------------
to be delivered by the Buyer pursuant to this Agreement, has been duly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except to the extent that such enforceability may be limited by general principles of equity or bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally. All action of the Board of Directors of the Buyer and all other corporate action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby has been duly and validly taken.

     (g) Financial Statements.  Buyer has delivered to Berisford a copy of its
         --------------------
most recent Annual Report on Form 10-KSB filed by ABT with the Securities and Exchange Commission (the "Buyer Financial Statements"). Except as disclosed in the Buyer Financial Statements, the Buyer has no material debts, liabilities or obligations of any nature whatsoever relating to or arising out of any act, transaction, circumstance or state of facts which occurred or existed on or before the date of the Buyer Financial Statements, whether or not then known, due or payable. To the best knowledge and belief of the Buyer, there has been no material adverse change in financial condition of the Buyer since the date of the Buyer Financial Statements. The Buyer's Financial Statements are complete and correct in all material respects and accurately and fairly present the financial condition of the Buyer as of the dates thereof and the results of Buyer's operations for the periods covered thereby.

     (h) Brokers; Finders.  No agent, broker, investment banker, person or firm
         ----------------
acting on behalf of the Buyer or any firm or corporation affiliated with the Buyer or under its authority is or will be entitled to any brokers' or finders' fee or any other commission or similar fee directly or indirectly from the Sellers or any entity affiliated with the Sellers in connection with any of the transactions contemplated hereby.

     (i) No Insolvency. The payment of the Purchase Price to the Sellers as
         -------------
contemplated by this Agreement will not cause or result in Buyer becoming insolvent or subject Sellers to the claims of any existing or future creditors of Buyer.

     (j) Licensed Reseller Certificates.  Each Buyer will use its best efforts
         ------------------------------
to become duly licensed and authorized as a reseller in each State in which such Buyer is to receive Inventory pursuant to the terms of this Agreement.

     Section 9.  Limitations on Representations and Warranties;
                 ----------------------------------------------
Indemnification.
---------------

     (a) Indemnification By Sellers, Flintrock and Berisford. Sellers, Flintrock
         ---------------------------------------------------
and Berisford shall indemnify, save and hold harmless Buyer, its officers, directors, employees, affiliates, accountants and attorneys, from and against any and all costs, losses, liabilities, damages, lawsuits, deficiencies, claims and expenses, including, without limitation, interest, penalties, reasonable attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing (herein, "Damages"), incurred in connection with or arising out of or resulting from (i) subject to the time limitations set forth in
Section 9(d) below, all undisclosed liabilities becoming known after the Closing Date relating to or which arose out of the operation of the Business by the Sellers prior to Closing Date (except for the Assumed Liabilities), (ii) any material breach of any covenant or agreement or the failure of Sellers, Flintrock or Berisford to perform any of their respective obligations under this Agreement, the Service Agreement, and the Security Agreement and Pledge Agreement entered into pursuant to the Service Agreement; (iii) subject to the time limitations set forth in Section 9(d) below, the material inaccuracy of any representation or warranty made by Sellers, Flintrock or Berisford in or pursuant to this Agreement; (iv) the failure of Sellers to comply with the provisions of any applicable bulk transfer laws in connection with the sale of the Assets to the Buyer; (v) any potential environmental claims set forth on
Schedule 7(j), (vi) the failure of Sellers to comply with the provisions of
Section 2(e) concerning the payment of sales, transfer and use taxes and (vii) the execution of the Service Agreement. The term "Damages" as used in this
Section 9 does not include consequential damages to the party requesting indemnification.

     (b) Indemnification By Buyer. Buyer shall jointly and severally indemnify,
         ------------------------
defend and save and hold harmless each of the Sellers, Flintrock and Berisford and their respective employees, affiliates, accountants, and attorneys from and against any and all Damages incurred in connection with or arising out of or resulting from, (i) any material breach of any covenant or agreement or the failure of Buyer to perform any of its obligations under this Agreement, the Service Agreement, and the Security Agreement and Pledge Agreement entered into pursuant to the Service Agreement; (ii) subject to the time limitations set forth in Section 9(d) below, the material inaccuracy of any representation or warranty made by Buyer in or pursuant to this Agreement; (iii) any Damages relating to or arising out of the Assumed Liabilities; and (iv) any and all liabilities arising out of the operations of the Business by Buyer or its successors and assigns after the Closing Date.

     (c) Defense of Claims. If a claim for Damages is to be made by a party
         -----------------
entitled to indemnification hereunder against the indemnifying party, the party entitled to such indemnification shall give written notice (the "Claim Notice") to the indemnifying party as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 9. The Claim Notice shall set forth, with reasonable specificity, the facts, conditions, or events which may give rise to Damages for which indemnification may be sought under this Section 9. If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within fifteen (15) days after the service of the citation or summons); provided, that the failure of any indemnified party to give timely notice shall not affect rights to indemnification hereunder except to the extent that the indemnifying party demonstrates actual damage caused by such failure. After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, the indemnifying party shall be entitled, if it so elects, to take control of the defense and investigation of such lawsuit or action and to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying party's cost, risk and expense provided that the indemnifying party and its counsel shall proceed with diligence and in good faith with respect thereto. The indemnified party shall cooperate in all reasonable aspects with the indemnifying party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom.

     (d) Limitations on Indemnifications. All representations and warranties
         -------------------------------
made by the parties herein or in any instrument or document furnished in connection herewith shall survive the Closing and any investigation at any time made by or on behalf of the parties hereto and shall expire on the second anniversary of the Closing Date, and shall no longer be of any force or effect, and no claim may be made thereafter or with respect thereto, forever, except as to any matter as to which a claim is submitted in writing to the indemnifying party prior to such second anniversary and identified as a claim for indemnification pursuant to this Agreement, and except that claims for indemnity under clauses (iv) and (v) of Section 9(a) above shall survive for the respective periods provided for in the applicable statutes of limitations.

     (e) Further Limitations on Indemnification. Notwithstanding anything to the
         --------------------------------------
contrary contained in this Agreement, no amounts of indemnity shall be payable:

          (i) in the case of a claim by Buyer under Section 9(a)(iii), (A) unless, until and then only to the extent that Buyer has suffered, incurred, sustained or become subject to losses referred to in Section 9 in excess of $100,000 in the aggregate; and (B) in an amount in excess of the aggregate Purchase Price paid by Buyer for the Assets and Stock; or

          (ii) in the case of a claim by Sellers under Section 9(b)(ii), unless and until and then only to the extent that Sellers have suffered, incurred, sustained or become subject to losses referred to in Section 9(b)(ii) in excess of $100,000 in the aggregate; or

          (iii) with respect to any claim for indemnification under Section 9(a) or Section 9(b) (other than claims arising out of any litigation involving Sellers, Flintrock, Berisford or the Assets which is disclosed in the Schedules to this Agreement), if the indemnified party has not given the indemnifying party a Claim Notice as promptly as practicable (and in any event within the time period set forth in Section 9(d), except to the extent the indemnifying party is not prejudiced by any delay in the delivery of such notice; or

          (iv) with respect to any loss, to the extent that the indemnified party had a reasonable opportunity, but failed, in good faith to mitigate the loss, including but not limited to, the failure to use commercially reasonable efforts to recover under a policy of insurance or under a contractual right of set off or indemnity; provided that no indemnified party shall be required to
                      --------
commence litigation in order to satisfy the provisions of this clause (iv).

     (f)  Method of Calculating Losses.
          ----------------------------

          (i) The final liability of an indemnifying party computed otherwise in accordance with this Section 9 shall be limited to the actual after-tax consequence to the indemnified party of any loss suffered or incurred by the indemnified party. The full amount of a loss without giving effect to the after-tax consequences shall be paid in accordance with this Section 9. The indemnified party shall remit to the indemnifying party the actual tax savings (the "Tax Benefit Amount") attributable to the tax deduction, if any, arising by reason of the indemnified party's payment of such loss after giving effect to the receipt of such indemnification payment by the indemnified person (the "Loss Deduction") at such time as set forth in clause (ii) below. For purposes of this
Section 9, the Tax Benefit Amount shall be equal to, for each year that the Loss Deduction (or portion thereof) is used (or deemed to be used) to reduce taxable income, the amount of the Loss Deduction multiplied by the combined federal, state and local income tax rate at which the relevant tax liabilities of the indemnified party are determined for such party for the year the Loss Deduction (or portion thereof) to the extent actually used to reduce the indemnified party's taxable income.

          (ii) The Tax Benefit Amount shall be so remitted when the Loss Deduction is utilized. For purposes of this Section 9, any Loss Deduction shall be deemed utilized in the taxable period or periods in which the indemnified party realizes an actual reduction in taxes or receives a refund of taxes (after taking into account net operating losses, tax credits, capital losses, carryovers of such losses and credits and other tax attributes and benefits).

          (iii) Without in any way limiting the foregoing, the indemnified party shall remit to the indemnifying party all proceeds received by the indemnified party arising from recovery under a policy of insurance or under a contractual right of set-off or indemnity (collectively, "Proceeds") based upon a loss for which it has already been compensated by the indemnifying party, provided that
                                                                 --------
the net amount remitted to the indemnifying party shall not exceed the amount paid to the indemnified party by the indemnifying party. The indemnified party shall make the remittance described in this clause (iii) no later than thirty days following receipt of the Proceeds.

     (g) Exclusive Remedies.  After the Closing Date, the indemnities set forth
         ------------------
in this Section 9 shall be the exclusive remedy for monetary damages of the parties hereto for any misrepresentation, breach of warranty or nonfulfillment or failure to be performed of any covenant or agreement contained in this Agreement.

     Section 10.  Covenants of the Sellers, Flintrock and Berisford.  The
                  -------------------------------------------------
Sellers, Flintrock and Berisford hereby covenant and agree:

     (a) Further Assurances.  That from time to time at the reasonable request
         ------------------
of the Buyer, and without further consideration, to execute and deliver such additional instruments and to take such other action as the Buyer may reasonably require to convey, assign, transfer and deliver the Assets and the Business and otherwise to carry out the terms of this Agreement.

     (b) Noninterference.  Not to take or omit to take any action that (i) if
         ---------------
taken or omitted on or before the date of this Agreement, would make untrue any of their representations and warranties contained in Section 7 of this Agreement, or (ii) would interfere with the Sellers', Flintrock's or Berisford's ability to perform or would prevent performance of any of its obligations under this Agreement or any of the other agreements or instruments provided for herein.

     (c) Closing Documents.  To execute and deliver all instruments and
         -----------------
documents required under Section 12 as a condition precedent to the consummation of this Agreement and to take all action required to carry out the terms of this Agreement and the transactions set forth herein.

     (d) Employment.  All employees of the Sellers employed in connection with
         ----------
the Business will be terminated effective as of the Closing Date. Subject to the provisions of Section 2 C. of this Agreement, the Sellers shall bear full responsibility for paying all terminated employees all compensation earned by them through the Closing Date. This includes, but shall not be limited to, any salary, vacation and severance pay, commissions, and bonuses of any kind payable through the Closing Date (collectively "Compensation"). All Compensation shall be paid by the Sellers, on or before the Closing Date, as set forth on Schedule
10(d) annexed hereto.   No Compensation will be due or owing by the Buyer to any
employee hired by the Buyer.

     (e)  Right to Collect Accounts. The Sellers and Berisford hereby confirm
          -------------------------
the Buyer's sole right and authority to collect for Buyer's own account all accounts receivable included in the Assets. Furthermore, at Buyer's request, on or after the Closing Date, Sellers will (i) endorse the name of the Sellers (without recourse to the Sellers) on any checks or other instruments received on account of such accounts receivable, (ii) give notice of the transfer to the Buyer of the accounts receivable to the various customers and others owing monies in respect of any accounts receivable included in the Assets, (iii) advise the various customers and others owing monies in respect of any accounts receivable included in the Assets to make payments directly to the Buyer, and
(iv) transfer or deliver to the Buyer from time to time, all cash or other property due the Buyer that the Sellers may receive in respect of any accounts receivable transferred to the Buyer pursuant to the terms of this Agreement.

     Section 11.  Covenants of the Buyer.  The Buyer hereby covenants and
                  ----------------------
warrants as follows:

     (a) Further Assurances.  That from time to time at the reasonable request
         ------------------
of the Sellers, and without further consideration, to execute and deliver such additional instruments and to take such other action as the Sellers may reasonably require to convey, assign, transfer and deliver the Assets and the Business and otherwise to carry out the terms of this Agreement.

     (b) Noninterference.  The Buyer shall not take or omit to take any action
         ---------------
that (i) if taken or omitted on or before the date of this Agreement, would make untrue any of its representations and warranties contained in Section 8 of this Agreement, or (ii) would interfere with the Buyer's ability to perform or would prevent performance of any of its obligations under this Agreement or any of the other agreements or instruments provided for herein.

     (c) Closing Documents.  The Buyer shall execute and deliver all instruments
         -----------------
and documents required under Section 13 as a condition precedent to the Closing hereof and take all action required to carry out the terms of this Agreement and to consummate the transactions contemplated hereby.

     (d) Access.  The Buyer agrees to preserve and provide the Sellers,
         ------
Berisford and their representatives with full and free access to all properties, books, records and contracts relating to the Business in connection with this transaction during normal business hours for all reasonable purposes for a period of two (2) years following the Closing and five years in order to comply with applicable tax or other laws or in connection with any litigation relating to the Business or the Assets.

     (e) Employees.  The Buyer agrees to use its best efforts to offer
         ---------
employment opportunities to all employees terminated by the Sellers as deemed appropriate by Buyer.

     Section 12.  Conditions Precedent to the Buyer's Obligations.  The
                  -----------------------------------------------
obligations of the Buyer under this Agreement are subject to the following conditions (any of which may be waived at Closing in whole or in part by the Buyer, as applicable):

     (a) Each of the Sellers, Flintrock and Berisford shall have obtained and delivered to the Buyer any required consents or approvals of any other third parties whose consent is required to consummate the transactions contemplated hereunder.

     (b) The Buyer shall have received a written opinion of legal counsel for the Sellers, Flintrock and Berisford dated as of the Closing Date.

     (c) The Buyer shall have received a bill of sale or bills of sale and documentation and such other good and sufficient instruments of transfer and conveyance as, in the reasonable opinion of counsel to the Buyer, shall be effective to vest in the Buyer good and valid title to the Assets, as herein provided.

     (d) The Buyer shall have received Certified resolutions of the Sellers' and Berisford's Boards of Directors authorizing the transactions contemplated by this Agreement.

     (e) The Buyer shall have received at the Closing satisfactory title opinions, or title insurance with regard to the real property interests transferred to the Buyer.

     (f) The Buyer shall have received from the Sellers, Flintrock and Berisford pursuant to Section 2(d) above, agreements in the form of Exhibit 2(B), attached hereto, whereby the Sellers, Flintrock and Berisford for a period of three (3) years from the Closing Date, not to compete with the Buyer in selling any products to current customers of the Business as existing on the Closing Date.

     (g) The Buyer shall have received good and sufficient instruments of conveyance, assignment and transfer, in form and substance satisfactory to the Buyer, as shall be effective to vest in the Buyer good and marketable title to the Assets to put the Buyer in actual possession and operating control thereof and to assist the Buyer in exercising all rights with respect thereto.

     (h) The Buyer shall have received all documents required to be delivered to the Buyer under any other provision of this Agreement, including the Assignments attached as Exhibit 7(d).

     (i) The Buyer shall have received a Certificate of Incumbency identifying the officers and directors of each of the Sellers immediately before the Closing Date.

     (j) The Buyer shall have received, within three business days following the Closing Date, a Certificate of Amendment to the Certificate of Incorporation of each of Germain's and W-L changing their respective names to names reasonably acceptable to Buyer. On the Closing Date, the Buyer shall have received a copy of such executed Certificates.

     (k) The Buyer shall have received from the Sellers affidavits pursuant to
Section 7(w) above, certifying to compliance with FIRPTA.

     (l) The Buyer and W-L shall have entered into the Service Agreement and executed to the extent applicable, all ancillary documents thereto including, but not limited to, a security agreement and financing statements.

     (m) The Buyer shall have received from Flintrock an assignment of the LLC Interest in a form satisfactory to counsel to Buyer.

     Section 13.  Conditions Precedent to the Sellers' and Flintrock's
                  ----------------------------------------------------
Obligations.  The obligations of the Sellers under this Agreement are subject to
-----------
the following conditions (any of which may be waived in writing in whole or in part by the Sellers or Berisford):

     (a) The Sellers shall have received a written opinion of legal counsel for the Buyer, dated as of the Closing Date.

     (b) On the Closing Date, the Sellers shall have received payment in the amount of the Cash Payment by wire transfer as set forth in Section 2A above.

     (c) The Sellers shall have received copies of the minutes and resolutions of the Board of Directors of the Buyer showing the authorization and approval by such Board of the execution and delivery by the Buyer to the Sellers of this Agreement and the performance of the obligations of the Buyer under this Agreement and the other instruments and agreements contemplated hereby, certified as of a recent date by each Secretary or another officer of the Buyer.

     (d) The Sellers shall have received a certificate of incumbency identifying the officers and directors of the Buyer immediately before the Closing Date.

     (e) The Sellers shall have received all documents required to be delivered to the Sellers under any other provision of this Agreement.

     (f) All applicable notice requirements and/or waiting periods required by the WARN Act and/or the Hart-Scott-Rodino Antitrust Improvements Act shall have been met with respect to the employee terminations and transactions contemplated by this Agreement.

     Section 14.  Conditions Precedent to Obligations of Both the Seller and the
                  --------------------------------------------------------------
Buyer.  The obligations of both the Sellers and the Buyer to complete this
-----
transaction shall be subject to the fulfillment at or prior to the Closing Date of the condition that no action or proceeding shall have been instituted or threatened by any public authority or private person prior to the Closing Date before any court or administrative body to restrain, enjoin or otherwise prevent the consummation of this transaction or to recover any damages or obtain other relief as a result of this transaction.

     Section 15.  Subsequent Events.  (a) Buyer may, at its own expense, conduct
                  -----------------
an audit of the financial statements of each Seller ("Audited Financial Statements"), certified by Coopers & Lybrand, L.L.P. or KPMG Peat Marwick LLP, independent certified public accountants (or any other auditor chosen by the Buyer), for all periods required of Buyer under the rules and regulations of the Securities and Exchange Commission (the "Rules"). The Sellers, Flintrock and Berisford hereby agree to provide Buyer, its accountants and any other of their representatives with full and free access to the books and records of the Business and to cooperate fully with all such representatives of Buyer so that the Audited Financial Statements may be prepared on a timely basis. The Sellers and Berisford shall cooperate in every way to expedite and facilitate the Audited Financial Statements which shall be prepared in accordance with generally accepted accounting principles applied consistently during the periods covered and in accordance with the Rules.

     (b) Each Seller, Flintrock and Berisford, on the one hand, and the Buyer, on the other, hereby agrees that if it receives any payment which is for the account of the other, it shall receive the same for the account of such other party to the extent of such other party's interest therein and shall promptly pay the same to such other party.

     Section 16.  Termination.  (a)  This Agreement may be terminated:
                  -----------

          (i) By mutual written consent of (a) the Sellers and Berisford on the one hand, and (b) the Buyer on the other hand; or

          (ii) If all conditions preceding the Closing are not satisfied by October 30, 1996.

     (b) In the event of termination of this Agreement, Sections 21, 22, 25, 27, 28 and 29 of this Agreement shall survive any such termination.

     Section 17.  Bulk Sales Acts.  The Sellers and the Buyer agree to waive
                  ---------------
compliance with all applicable State Bulk Sales Acts and the rules and regulations promulgated thereunder.

     Section 18.  Orderly Transfer.  The Sellers shall, and hereby agree to,
                  ----------------
cooperate with the Buyer in all reasonable ways, at no material direct or indirect cost to the Sellers, in effecting any orderly transfer to the Buyer of the Assets and the Business to be acquired by the Buyer hereunder.

     Section 19.  Parties in Interest.  This Agreement shall be binding upon and
                  -------------------
shall inure to the benefit of the parties and their successors and assigns. Nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm, or corporation other than the parties hereto any rights or remedies under or by reason hereof.

     Section 20.  Entire Agreement.  This instrument, including the Schedules
                  ----------------
and Exhibits hereto, contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof. All references herein to this Agreement shall specifically include, incorporate and refer to the Schedules and Exhibits attached hereto which are hereby made a part hereof. There are no representations, promises, warranties, covenants, undertakings or assurances (express or implied) other than those expressly set forth or provided for herein and in the other documents referred to herein. This Agreement may not be modified or amended orally, but only by a writing signed by all the parties hereto.

     Section 21.  Governing Law; Consent to Jurisdiction.  This Agreement and
                  --------------------------------------
all rights and obligations hereunder shall be governed by, and construed in accordance with, the laws of the State of New York, applicable to agreements made and to be performed wholly within said State, without regard to the conflicts of laws principles of such State.

          The parties each hereby submit, unconditionally and irrevocably, to the jurisdiction of the state and federal courts of competent jurisdiction in the State of California for the purpose of any lawsuit.

          The parties hereto waive trial by jury in any litigation in any court with respect to, in connection with, or arising out of, this Agreement, or any document delivered pursuant to this Agreement, or the validity, protection, interpretation, collection or enforcement thereof.

     Section 22.  Expenses.  Each party hereto shall pay its own expenses and
                  --------
fees incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby, unless otherwise agreed to herein.

     Section 23.  Severability.  If any part of this Agreement is held to be
                  ------------
unenforceable or invalid under, or in conflict with, the applicable law of any jurisdiction, the unenforceable, invalid or conflicting part shall, to the extent permitted by applicable law, be narrowed or replaced, to the extent possible, with a judicial construction in such jurisdiction that effectuates the intent of the parties regarding this Agreement and such unenforceable, invalid or conflicting part. To the extent permitted by applicable law, notwithstanding the unenforceability, invalidity or conflict with applicable law of any part of this Agreement, the remaining parts shall be valid, enforceable and binding on the parties.

     Section 24.  Notices.
                  -------

     (a) All notices, requests, consents and demands by the parties hereunder shall be delivered by hand, or telecopier at the applicable telecopier numbers designated below (with confirmation received) by recognized national overnight courier or by deposit in the United States mail, postage prepaid, by registered or certified mail, return receipt requested, addressed to the party to be notified at the addresses set forth below:

          (i)  if to the Sellers or Flintrock, to:

               Berisford Holdings, Inc.
               225 High Ridge Road
               Stamford, Connecticut 06905
               Attention:  Chief Financial Officer
               Telecopier (203) 325-9800

          with a copy to:

               Jeffer, Mangels, Butler & Marmaro LLP
               2121 Avenue of the Stars, 10th Floor
               Los Angeles, California 90067
               Attention:  Robert H. Goon
               Telecopier: (310) 203-0567

          (ii) if to the Buyer to:

               AgriBioTech, Inc.
               2700 Sunset Road, Suite C-25
               Las Vegas, Nevada  89120
               Attention:  Johnny R. Thomas, President
               Telecopier No.: (702) 798-8808

          with a copy to:

               Snow Becker Krauss P.C.
               605 Third Avenue
               New York, New York  10158

               Attention: Elliot H. Lutzker, Esq.
               Telecopier No.:  (212) 949-7052

     (b) Notices given by mail shall be deemed effective on the earlier of the date shown on the proof of receipt of such mail or, unless the recipient proves that the notice was received later or not received, three (3) days after the date of mailing thereof. Other notices shall be deemed given on the date of receipt. Any party hereto may change the address specified in Section 24(a) by written notice to the other parties hereto.

     Section 25. Amendment; Non-Waivers.  Any provisions of this Agreement may
                 ----------------------
be amended, if and only if, such amendment is written and signed by each party to this Agreement. Neither any failure nor any delay on the part of any party to this Agreement in exercising any right, power or privilege hereunder shall operate as a waiver of any rights of such party, unless such waiver is made by a writing executed by the party and delivered to the other parties hereto, nor shall a single or partial exercise of any right preclude any other or further exercise of any other right, power or privilege accorded to any party hereto.

     Section 26. Assignment.  This Agreement may not be assigned by any party
                 ----------
without the prior written consent of the other parties.

     Section 27. Disclosure.  From and after the date of this Agreement until
                 ----------
the termination of this Agreement, neither the Sellers, Flintrock nor Berisford will (i) solicit or encourage inquiries or proposals with respect to, or furnish any information relating to, or participate in, any negotiations or discussions concerning the sale of the Assets or the Business with anyone other than the Buyer; or (ii) unless otherwise required by law, neither party shall make any public announcement without prior approval of the language of such announcement by the other which approval shall not be unreasonably withheld.

     Section 28.  Confidentiality.  From and after the date of this Agreement
                  ---------------
until the termination of this Agreement, the Buyer and its employees and representatives and the Sellers and its representatives will maintain the confidentiality of all documents and information of a confidential nature disclosed to the other party in the course of their negotiations and the Buyer's due diligence review and will in no event use any confidential information for any purpose other than for the evaluation of the transactions contemplated herein and the financing of this transaction and in the event of termination of this Agreement will destroy all copies of documentation which each party may have delivered to the other party.

     Section 29. Miscellaneous.  Each of the parties hereto shall use its best
                 -------------
efforts to take or cause to be taken, and to cooperate with the other parties hereto to the extent necessary with respect to, all action, and to do, or cause to be done, consistent with applicable law, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

     Section 30. Headings; Recitals.  The headings and recitals contained herein
                 ------------------
are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     Section 31. Counterparts.  This Agreement may be executed and delivered in
                 ------------
multiple counterpart copies, each of which shall be an original and all of which shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the date first above written.

                              GERMAIN'S, INC. (SELLER)

                              By:      /s/ Denis Mulhall
                                     ------------------------------
                                     Denis Mulhall,
                                     Chief Operating Officer

                              W-L RESEARCH, INC. (SELLER)

                              By:      /s/ Denis Mulhall
                                     ------------------------------
                                     Denis Mulhall,
                                     Chief Operating Officer

                              FLINTROCK, INC. (FLINTROCK)

                              By:      /s/ Denis Mulhall
                                     ------------------------------
                                     Denis Mulhall,
                                     Chief Operating Officer

                              BERISFORD HOLDINGS, INC. (BERISFORD)

                              By:      /s/ Denis Mulhall
                                     ------------------------------
                                     Denis Mulhall,
                                     Chief Operating Officer

                              AGRIBIOTECH, INC. (BUYER)

                              By:      /s/ Johnny R. Thomas
                                     ------------------------------
                                     Johnny R. Thomas, President

                              GERMAIN'S SEEDS, INC. (NEVADA)

                              By:      /s/ Johnny R. Thomas
                                     ------------------------------
                                     Johnny R. Thomas, President

                              W-L RESEARCH, INC. (NEVADA)

                              By:      /s/ Johnny R. Thomas
                                     ------------------------------
                                     Johnny R. Thomas, President